EXHIBIT 19                                                           EXHIBIT 19
REPORT TO SHAREHOLDERS

I. FINANCIAL FOR THE QUARTER ENDING DECEMBER 31, 2000

During the quarter that ended December 31, 2000 Progressive Asset Management, Inc. (PAM) continued to achieve positive financial results. PAM generated total revenues of $189,125 while expending $115,052, thereby producing a net profit of $74,073 for the quarter. Basic earnings for the period were 0.05 cents per share, and fully diluted earnings were 0.03 cents per share. Such results compare favorably to earnings from the same quarter of the previous fiscal year when net income was $33,589.

Total net earnings for the first six months of fiscal 2001, July 1-December 31, 2000, reached $113,248 These figures include all expenses related to the move of the national office to 1010 Oak Grove Road in Concord, California that has now been successfully completed. PAM has achieved its 6th consecutive quarter of profitability under the new strategic alliance with Financial West Group (FWG).

II. RECRUITMENT

Essential to the continued growth of PAM is recruitment of additional registered representatives to the PAM Network. Under this arrangement FWG executes securities transactions and receives the commissions for the representatives. Then FWG distributes the preponderance of the commissions to the representatives, retaining a portion that is shared with PAM. Thus each new "rep" brings a new revenue stream to PAM.

PAM is very pleased to announce that in December 2000 a group of 10 reps under the leadership of Brian Laverty decided to join the PAM Network. The news is especially positive, because the group is highly experienced in socially responsible investing, and the members are based in locations where PAM did not have offices previously. The PAM Network has now added a presence to its national network in the states of Arizona, Kentucky, New Jersey, Ohio, Pennsylvania, and Wisconsin. The PAM Network is now at its largest size ever in terms of reps, with 40.

The majority of these new reps began the switch over to FWG in early January 2001, and we believe that the switching over of the reps will be completed by the end of April 2001. Because of the normal time delays involved in the process of transferring accounts, there will be a lag time of several months before the full impact of the benefits of this network growth are recognized in PAM's revenue.

III. SPECIAL PROGRAMS

Progressive Trade Securities Inc., a socially screened online investment firm being created jointly by PAM and Sustainable, Inc. has been incorporated, and is in the process of registering with the NASD as a broker-dealer and completing its business plan. James Nixon, formerly the Vice President of Social Research and Network Services for PAM, left PAM to become the founding chair of the board and CEO of the new company. His previous job responsibilities are being handled by Neil Stallings, the new Director of Social Research, and PAM President Eric Leenson. A search is underway to fill the newly-created position of Director of Business Development whose duties will encompass broker recruitment and network services.

Efforts to convene an innovative, educational two day conference for institutional investors proceeded smoothly during the quarter. Bottomline 2001:
The Future of Fiduciary Responsibility will take place at the Mark Hopkins Hotel in San Francisco, California, April 18-20th 2001. The conference will host elected officials (public fiduciaries), trustees, and staff from pension funds, foundations, religious organizations, labor unions, family trust offices, colleges and universities to examine the growing inclusion of social and environmental factors within the context of public and private fiduciary responsibility.

IV. SHAREHOLDER MATTERS

PAM is now a "reporting company" under the Securities Exchange Act of 1934. This means that PAM is required to file an annual report with the Securities and Exchange Commission (SEC), called a Form 10-KSB. PAM will also file for each of its first three quarters of each fiscal year a quarterly report called a Form 10-QSB. These forms are filed electronically with the SEC and are available immediately on the SEC's website. These forms will give current financial information about PAM as well as pertinent developments. PAM will also file several other reports with the SEC, some of which likewise are filed electronically. While these reports will be a financial burden on PAM, the annual cost is justified to allow its shareholders to continue to trade its common stock, and to provide its shareholders and the public with current information on PAM.

At the Board Meeting held in November 2001 the Directors authorized the officers to spend up to $50,000 for the purpose of purchasing PAM common shares. In accord with that decision a small number of shares, less than 4% of those outstanding, were purchased by the company.

V. OTC BULLETIN BOARD

PAM'S common stock commenced being quoted on the National Association of Securities Dealers' (NASD) OTC Bulletin Board in 1997. The NASD changed its rules concerning the requirements for a company to have its stock quoted on the Bulletin Board. Under NASD's new requirements that were phased-in during 1999-2000, PAM had to become a "reporting company" under the Securities Exchange Act of 1934.

PAM filed the application with the SEC to register its stock in February 2000. While the SEC reviewed PAM's application for registration, the NASD suspended the quotation of PAM's stock on the Bulletin Board, as required by the new rules of the NASD for all companies. The SEC finally accepted PAM's application for registration in late 2000. Under the NASD 's rules, PAM's stock can be quoted again on the Bulletin Board once a brokerage firm (other than PAM) applies to act as a "market-maker" of PAM's stock on the Bulletin Board. The application to resume the quoting of PAM's stock has been submitted, and we are hopeful that the common stock will resume being quoted on the Bulletin Board in the next several weeks.

VI. LOOKING TO THE FUTURE

Although there is certainly no assurance that the favorable results will continue, we are content with the results of our most recent quarter. Financial results were favorable, and the PAM Network grew substantially. We are off to a good start in 2001, with the addition of 10 reps as well as the leadership abilities demonstrated by Brian Laverty. In fact, he joins the ranks of office managers in Baltimore, Boston, Fairfield, Iowa, and New York City who hold significant promise for building the Network. We believe that the decision taken by this experienced group of 10 reps affirms the attractiveness of the PAM/FWG business model. It is gratifying to see these positive developments as we strive to increase value for shareholders while offering our clients the opportunity to invest for financial return and social progress.


Peter Camejo                                         Eric Leenson
Chair, CEO                                           President, CEO


Any statements contained in this Quarterly Report that relate to future plans, events, or performance are forward-looking statements that involve risks and uncertainties. These include: but are not limited to, changes in general economic conditions, particularly the recent down-turn in the economy, intense competition for customers, pressures on brokerage, other fees charged, most notably the competition among firms offering brokerage services on-line, the mood of the investing public and the changes in political attitude toward socially responsible investments. PAM cautions that the foregoing list of important factors is not exclusive. Developments in any of these areas could cause PAM's results to differ materially from results that have been or may be projected by or on behalf of PAM. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this statement. PAM does not undertake to update nay forward-looking statements that may be made from time to time by or on behalf of PAM.

                                       7